Exhibit 97
TEXAS INSTRUMENTS INCORPORATED
RECOUPMENT POLICY
1. Purpose

The following Recoupment Policy (the “Policy”) is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Nasdaq Listing Rule 5608.

2. Recoupment

In the event that Texas Instruments Incorporated (the “Company”) is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Company, at the direction of the Compensation Committee of the Board of Directors or such other committee of independent directors determined by the Board of Directors (the “Administrator”), shall reasonably promptly, after a review of the facts and circumstances, seek to recover incentive-based compensation (as defined in Rule 10D-1 “Incentive-Based Compensation”) received by any current or former executive officer during the three completed fiscal years immediately preceding the date that the Company is required to prepare such an accounting restatement in excess of the amount of Incentive-Based Compensation that otherwise would have been received by the executive officer had such Incentive-Based Compensation been determined based on the restated financial results, calculated on a pre-tax basis. The Company shall not indemnify any executive officer, directly or indirectly, for any losses that such executive officer may incur in connection with the recovery of such amounts pursuant to this paragraph, including through the payment of insurance premiums or gross-up payments.

The Administrator shall determine, in its sole discretion, the timing and manner for promptly recouping any such Incentive-Based Compensation under this Policy. The Company is authorized and directed to recoup such Incentive-Based Compensation in compliance with this Policy unless the Administrator has determined that recovery would be impracticable in accordance with Rule 10D-1.

For purposes of this Policy, the term “executive officer” means any officer of the Company, as determined by the Administrator in accordance with the definition of executive officer set forth in Rule 10D-1 and as otherwise determined by the Administrator. This Policy applies to Incentive-Based Compensation received by an executive officer after he or she commenced service as an executive officer and served in such capacity at any time during the performance period for the Incentive-Based Compensation.

In addition, the Administrator may, in its sole discretion, determine whether and to what extent additional recoupment of any compensation of current or former executive officers is appropriate to address the circumstances surrounding an accounting restatement including, but not limited to, with respect to the compensation of any current or former executive officer whose fraud or willful misconduct contributed to the need for an accounting restatement.

Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies, rights or requirements with respect to the clawback or recoupment of any compensation that may be available to the Company pursuant to the terms of any other recoupment or clawback policy of the Company (or any of its affiliates) that may be in effect from time to time, any provisions in any employment agreement, offer letter, equity plan, equity award agreement or similar plan or agreement, and any other legal remedies available to the Company, as well as applicable law, stock market or exchange rules, listing standards or regulations; provided, however, that any amounts recouped or clawed back under any other policy that would be recoupable under this Policy shall count toward any required clawback or recoupment under this Policy and vice versa.

3. Administration

The Administrator shall have full power and authority to (i) administer and interpret this Policy; (ii) correct any defect, supply any omission and reconcile any inconsistency in this Policy; and (iii) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of this Policy and to comply with applicable law (including Section 10D of the Exchange Act) and applicable stock market or exchange rules and regulations. The Administrator may amend, supplement, rescind or replace all or any portion of this Policy at any time. All determinations by the Administrator with respect to this Policy shall be final and binding on all interested parties.

4. Miscellaneous

All issues concerning the construction, validity, enforcement and interpretation of this Policy and its incorporation into any related documents, including, without limitation, any employment agreement, offer letter, equity award agreement or similar agreement, shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.